SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 20, 2010

Vertical Computer Systems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-28685	65-0393635
(Commission File Number)	(I.R.S. Employer Identification No.)

101 West Renner Road, Suite 300 Richardson, Texas	75082
(Address of Principal Executive Offices)	(Zip Code)

(972) 437-5200
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

 Vertical Healthcare Solutions, Inc.

Vertical Computer Systems, Inc. (the “Company”) is filing this Current Report on Form 8-K to provide further description of the transactions detailed in the Company’s Form 8-K filed on March 29, 2010.

On March 20 and 22, 2010, the Company exchanged certain preferred shares of its subsidiary, Vertical Health Care Solutions, Inc. (“VHS”), with Mr. Robert Farias, with Mr. Luiz Valdetaro, and with Mountain Reservoir Corporation (collectively, the “Recipients”).   The Recipients received an aggregate of 1,000,000 shares of the VHS Series A Convertible Preferred Stock, and in exchange therefor, the Company has effectively ended its responsibility to issue 43,000,000 shares of Company common stock to the Recipients pursuant to warrants and other contractual arrangements.

Having ended its responsibility to issue 43,000,000 shares of its common stock, the Company has substantially reduced -- but has not completely eliminated -- a significant financial exposure arising out of the commitment to issue shares of common stock in an amount exceeding the number authorized by the Certificate of Incorporation, as amended. The financial exposure related to the 43,000,000 common shares has been reflected in the Company’s financial statements as a “derivative liability” and each reporting period, this derivative liability has been marked-to-market, with the non-cash gain or loss recorded in the period as a gain or loss on derivatives.   See “Derivative Liabilities” under the Condensed Consolidated Balance Sheets. “Loss on Derivative Liabilities” under the Condensed Consolidated Statements of Operations, and  the Note to the Consolidated Financial Statements entitled “Derivative Instruments and Fair Value of Financial Instruments.”

VHS is presently a subsidiary of the Company and is a development stage company.  VHS has two classes of preferred stock:

(a)
The Series A Convertible Preferred Stock is convertible into VHS common shares at a ratio of three 3 common shares for one preferred share, has voting rights, and has a cumulative annual dividend of $0.60 per share.

(b)
The Series B Convertible Preferred Stock is convertible into VHS common shares at a ratio of 1 common share for one preferred share, is non-voting, and has a cumulative annual dividend of $0.60 per share.

All 1,000,000 shares of the VHS Series A Convertible Preferred Stock that have been authorized for issuance, were initially issued to the Company, and then were exchanged for the Company’s obligations to the Recipients pursuant to warrants and other contractual arrangements.

None of the shares of VHS Series B Convertible Preferred Stock that have been authorized for issuance have been issued as of the date this Report was filed.

VHS has authorized 10,000,000 common shares, of which 5,100,000 shares have been issued to the Company and 4,000,000 shares have been reserved for the conversion of the VHS Series A and Series B Preferred Stock.

The Company has entered into a license and distribution agreement with VHS concerning software owned or licensed by the Company (and its subsidiaries), including Now’s Solutions’ emPath® and Priority Time Systems’ time and attendance software application.  The license and distribution agreement authorizes VHS to distribute the software on an exclusive basis to the following: (a) “free standing” private practices of physicians and “free standing” outpatient clinics, (b) health clubs, and (c) pharmacies.

For purposes of the Company’s license and distribution agreement with VHS, the references to “free standing” are meant to encompass independent or non-“provider” based practices and clinics.  A “provider” based practice, which is excluded from the Company’s license and distribution agreement with VHS, means (a) any hospital or (b) entity that provides in-patient services that are the functional equivalent of a hospital,  outpatient clinics under the direct control of such hospital or entity that typically bill Medicare or private insurance companies as a “provider” rather than as a private practice or other “free-standing” entity, military treatment facilities, community health centers, and State or local public health clinics.  For purposes of the Company’s license and distribution agreement with VHS, physicians working in a hospital setting are also excluded.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vertical Computer Systems, Inc.
(Registrant)

Date: April 6 , 2010	By:	/s/ Richard Wade
Richard Wade, President &
Chief Executive Officer